Exhibit 9(f)

                        PBHG INSURANCE SERIES FUND, INC.

                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT


     This Agreement is made this 1st day of April 1997, by and between the PBHG Insurance Series Funds, Inc. (the "Fund"), on behalf of each series of the Fund set forth in Schedule A (each a "Portfolio," and collectively, the "Portfolios"), and Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter").

     WHEREAS, the Fund is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended; and

     WHEREAS, there have been certain necessary organizational expenses incurred as a part of such process, which are proper expenses of the Portfolio, that have been and will in the future be paid by Pilgrim Baxter and affiliated companies of Pilgrim Baxter, by reason of the fact that each Portfolio was not capitalized when such expenses were incurred (such expenses hereinafter referred to as "Organizational Expenses");

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. Effective as of the initial public offering of shares of each Portfolio, the Fund shall be obligated to reimburse and pay to Pilgrim Baxter, or such affiliated companies of Pilgrim Baxter as Pilgrim Baxter may designate, the amounts expended and to be expended by Pilgrim Baxter and its affiliates for Organizational Expenses.

     2. Such reimbursements shall be paid by the Fund promptly upon the demand of Pilgrim Baxter. Upon demand for payment, Pilgrim Baxter shall present copies of invoices of receipts, copies of canceled checks or other evidence of payment of the Organizational Expenses for which it is demanding reimbursement from the Fund.

                                            PBHG INSURANCE SERIES FUND, INC.

                                            By: /s/ Brian F. Bereznak
                                                -------------------------------
                                            Title:  Vice President


                                            PILGRIM BAXTER & ASSOCIATES, LTD.


                                            By: /s/ Eric C. Schneider
                                                -------------------------------
                                            Title:  Chief Financial Officer

                                   SCHEDULE A



This Agreement relates to the following Portfolios of the Fund:


               PBHG Growth II Portfolio
               PBHG Large Cap Growth Portfolio
               PBHG Small Cap Value Portfolio
               PBHG Large Cap Value Portfolio
               PBHG Technology & Communications Portfolio
               PBHG Select 20 Portfolio